MANAGEMENT AGREEMENT


     This agreement ("Agreement"), dated the 1st day of November, 1998, is a AF Datalink Equipamentos de Telecomunicacoes Ltda., a limited liability company with head office at Rua Gibraltar 314- Santo Amaro, in the city of Sao Paulo, S.P.("Company"), and Abelardo Quindere Fraga Junior, Brazilian citizen, single, engineer, bearer of the ID card nr. RG 384.050 SSP/RN and registered as taxpayer (CIC/MF) under the nr. 026.034.998-40, domiciled in the Capital of the State of Sao Paulo, at Rua Constantino de Souza, 1025, apt. 13, Campo Belo - Cep 04605-003 ("Managing Quotaholder").

                                    RECITALS

1.   Company  and  Managing   Quotaholder  have  agreed  on  certain  terms  and
     conditions of performance services which terms and conditions they desire to reduce to a formal agreement.

2. Under those terms and conditions, Company has extended an offer to Managing Quotaholder, and Managing Quotaholder has accepted that offer, to be Manager.

3. The company desires to retain Managing Quotaholder, and Managing Quotaholder desires to perform services for the Company in a position which will allow Managing Quotaholder access to various trade secrets and confidential information belonging to the Company and which will require Managing Quotaholder to perform services of a unique and special nature; and

4. The parties agree that covenants against competition, disclosure of confidential information, solicitation of employees, and solicitation of customers is essential to the growth and stability of the business Company and to the continuing viability of the Company after this agreement is terminated; and

4.1. The  payments to be made  before the Social  Security  Authorities  (INSS /
     FGTS) shall be borne by the Company.

1. The Managing Quotaholder has received good and valuable consideration for the promises and covenants herein, in the form of agreements, understandings and payments as pro-labore to the Managing Quotaholder from Company.

2. The Managing Quotaholder acknowledges and accepts the restrictions of the management set forth in Article VIII, First Paragraph of the Articles of Association of the Company.


     NOW THEREFORE, the parties, intending to be legally bound, agree as follows:

1. Management. The Company hereby admits Managing Quotaholder as Manager and the Managing Quotaholder hereby accepts management upon the terms and conditions contained in this Agreement.

2. Term. The term of this Agreement shall be from November 1st, 1998 and shall be from three years-to-three years thereafter.

3. Duties. During the management period, the Managing Quotaholder will devote full working time and best efforts to the Company in fulfilling the duties of the position set forth in paragraph 2 of the Recitals, which shall include such duties as may from time to time be assigned by the Company.

4. Compensation. Pro-Labore. The Managing Quotaholder's pro-labore shall be eleven thousand eighty three (R$11,083,00) per month, subject to adjustment by the quotaholders., which shall review the pro-labore annually.

4.1. The  payments to be made  before the Social  Security  Authorities  (INSS /
     FGTS) shall be borne by the Company.

5. Acknowledgment. Managing Quotaholder acknowledges that the Company's business and services are highly specialized, that the identity and particular needs of the Company's customers and suppliers are not generally known and that the documents and information regarding the Company's customers, suppliers, services and methods of operation, sales, pricing and costs are highly confidential and constitute trade secrets. Managing Quotaholder further acknowledges that the services rendered to the Company by Managing Quotaholder have been or will be of a special and unusual character which have unique value to the Company and that Managing Quotaholder has had or will have access to trade secrets and confidential information belonging to the Company, the loss of which cannot adequately be compensated by damages in an action at law.

6. Covenant Against Competition. During the term of the Managing Quotaholder's management of the Company and for a period of three (3) years from the voluntary or involuntary termination of Management Agreement with the Company for any reason whatsoever, Managing Quotaholder will not directly or indirectly, own, manage, operate, control, be employed by, perform services for, consult with, solicit business for, participate in, or be connected with the ownership, management, operation, or control of any business which performs the services materially similar to or competitive with those provided by the Company in any location where the Company has had an office or has sold products or provided services to customers during the period Managing Quotaholder is managing as Manager the Company.

7. Covenant Against Disclosure of Confidential Information. During the term of Managing Quotaholder's management of the Company and for a period of three
     (3) years after the termination of Managing Quotaholder's management of the Company for any reason whatsoever, Managing Quotaholder shall not use for any purpose or disclose to any person or entity any confidential information acquired during the course of the management of the Company. Managing Quotaholder shall not, directly or indirectly, copy, take, or remove from the Company's premises any of the Company's books, records, customer lists, or any other documents or materials. The term "confidential information" as used in this Agreement includes, but is not limited to, records, lists, and knowledge of the Company's current and former customers, suppliers, methods of operation, processes, sales, net income and indebtedness.

8. Non-Solicitation of Employees. During the term of Managing Quotaholder's management of the Company and for a period of three (3) years from the voluntary or involuntary termination of Managing Quotaholder's management of the Company for any reason whatsoever, Managing Quotaholder shall not either on his own account or for any person, firm, partnership, corporation, or other entity solicit, interfere with, or endeavor to cause any employee of the Company to leave his or her employment, or induce or attempt to induce, any such employee to breach his or her employment agreement with the Company.

9. Non-Solicitation of Customers. During the term of Managing Quotaholder's management of the Company and for a period of three (3) years from the termination of Managing Quotaholder's management of the Company with the Company for any reason whatsoever, Managing Quotaholder shall not solicit, induce, or attempt to induce, any past or current customer of the Company to cease doing business in whole or in part through the Company, or to do business with any other person, firm, partnership, corporation, or other entity which performs services materially similar to or competitive with those provided by the Company.

10. Reasonableness of Restrictions. Managing Quotaholder has carefully read and considered the provisions hereof, and having done so, agrees that the restrictions set forth in Paragraphs 6 through 9 of this Agreement, including, but not limited to, the time periods of restriction in each of such paragraphs and the geographical area of restrictions set forth in Paragraphs 6, are fair and reasonable and are reasonably required for the protection of the interests of the Company.

11. Death of Managing Quotaholder. If Managing Quotaholder should die during the term of this Agreement, Managing Quotaholder's management of the Company and the Company's obligations hereunder shall terminate as of the date of the Managing Quotaholder's death.

12.  Termination.

12.1.Conditions of Termination. This Agreement may be terminated as follows prior to the expiration of its stated term:

12.1.1 The Company may terminate this Agreement immediately for cause, including without limitation, fraud, misrepresentation, theft or embezzlement of the Company's assets, intentional violations of law or company policies, or a breach of this Agreement;

12.1.2. Either the Company or the Managing Quotaholder may terminate this Agreement without cause upon ninety (90) days notice to the other party;

12.1.3. This agreement shall terminate in the event of death or disability of the Managing Quotaholder. Disability shall be the inability of the Managing Quotaholder to perform his duties under this Agreement because of illness or incapacity for a period of six months.

12.2.Compensation Upon Termination. Upon termination of management pursuant to this Paragraph 12, Managing Quotaholder shall be entitled to receive all compensation accrued and unpaid as of the date of termination.

13.  Rights and Remedies.

13.1.Both parties  recognize  that services to be rendered  under this agreement by Managing Quotaholder are special, unique and are of extraordinary character. Upon breach of any provision of this Agreement, either may, at its option, terminate this Agreement or elect to institute and prosecute proceedings in any court of competent jurisdiction, either in law or equity, to obtain damages, to enforce specific performance of the Agreement, to enjoin the other party as appropriate, and to recover reasonable attorney's fees and the costs of prosecuting such action.

13.2.Termination for any cause shall not constitute a waiver of the Company's rights under Paragraphs 6 through 9 of this Agreement (covenants against non-competition, disclosure of confidential information, and solicitation of employees and customers) nor a release of Quotaholder Managing from his obligation hereunder. The rights and remedies of the parties shall be cumulative and in addition to any other rights and remedies provided by law or otherwise. A party's failure to exercise its right to terminate this Agreement or to enforce any provision of this Agreement for default or violation by the other party shall not prejudice such party's right of termination or enforcement for any further or other default or violation.

14.  Miscellaneous.

14.1.Governing Law. It is understood and agreed that the construction and interpretation of of this Agreement shall at all times and all respects be governed by Brazilian law and the parties hereto hereby irrevocably submit to the non exclusive jurisdiction of the Courts of the Capital of State of Sao Paulo.

14.2.Assignment.  This  Agreement  shall be binding  upon and shall inure to the benefit of the Company and Managing Quotaholder, and their respective successors and assigns. The Company shall have the right to assign its rights hereunder to any successor or interest, whether by merger, consolidation, sale of assets, or otherwise. Managing Quotaholder may not assign any of its rights or delegate any of its obligations under this Agreement without first obtaining written consent from the Company.

14.3.Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the management by the Managing Quotaholder, and there are no representations, warranties or commitments, except as set forth in this Agreement. This Agreement may be amended only by a writing executed by the parties to this Agreement. No valid waiver of any provisions of this Agreement at any time shall be deemed a waiver of any other provision of this Agreement.

14.4.Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any of the provisions hereof shall not affect the validity or enforceability of any other provision of this Agreement.

14.5.Notices. Any notice, request, demand or other communication made under this Agreement shall be in writing and shall be deemed to be duly given when personally delivered to an officer of the Company or to Managing Quotaholder, as the ease may be, or when delivered by mail at the following address:


If to the Company:            If to the Managing Quotaholder
AF Datalink Equipamentos de   Aberlardo Quindere Fraga Junior
Telecomunicacoes Ltda         Rua Constantino de Souza, 1025, apt. 13 Campo Belo
Rua Gibraltar, 314            04605-003
Santo Amaro                   Sao Paulo, SP
Sao Paulo, SP


14.6.Nature of Relationship. The relationship between the Company and the Managing Quotaholder resulting form the execution of this agreement is of non employment nature.

14.7.Effective Date. The effective date of this Agreement shall be the day of November 1st, 1998.


     IN WITNESS WHEREOF, the Company and Managing Quotaholder have duly executed this Agreement as of the 1st day of November, 1998.



       ____________________________________________________
        AF Datalink Equipamentos de Telecomunicacoes Ltda



              _________________________________
               Abelardo Quindere Fraga Junior



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